Central Puerto

# English translation of Central Puerto's Bylaws

## SECTION I: NAME, LEGAL SYSTEM, DOMICILE AND DURATION

**ARTICLE 1**: The corporation is incorporated under the name "CENTRAL PUERTO SOCIEDAD ANÓNIMA", in accordance with the provisions of National Law No. 19550 (as amended).

**ARTICLE 2**: The legal domicile of the Company is located within the jurisdiction of the City of Buenos Aires, at the address to be specified by the Board of Directors for such purpose.

**ARTICLE 3:** The term of duration of the Company shall be NINETY-NINE (99) years, to be counted as from the date of filing of these Bylaws with the Public Registry of Commerce. Such term may be curtailed or extended by resolution at the Extraordinary Shareholders´ Meeting.

## SECTION II: CORPORATE PURPOSE.

**ARTICLE 4**: Subject to the applicable legal and regulatory framework, the Company's purpose will be, whether on its own behalf or through third parties or associated with third parties, to perform the following activities in the Argentine Republic or abroad: **a)** production, transformation, transport, distribution and trade of electrical energy in all its forms, including but not limited to thermoelectric energy from nonrenewable fuels (such as coal, derivatives of oil, natural gas and uranium) and renewable fuels or from energetically usable waste; hydroelectric energy (including mini and micro power stations), thermonuclear energy, wind energy, geothermal energy, marine energy (tidal and wave energy, and from ocean currents, ocean thermal, osmosis), solar energy (photovoltaic and thermal energy) and bioenergy (plant and animal biomass); **b)** production, development, projection and execution of projects related to capturing and/or reducing carbon emissions, including the emission, negotiation, purchase and sale, etc. of certificates, and any associated or related activity; **c)** production, storing and use of hydrogen technologies in all its energetic possibilities; **d)** prospection, exploration, exploitation, processing, purification, transformation, refining, industrialization, storing, trade, transport, distribution, import and export of liquid hydrocarbons (such as oil) and/or gaseous hydrocarbons (such as natural gas), minerals (such as mineral coal) and metals (such as uranium and lithium), and its direct or indirect derivatives; **e)** production and exploitation of raw material for the production of biofuels (biodiesel and bioethanol), including the production, storing, trade, distribution and transport; **f)** processing, storing, trade, distribution and transport and/or use of the following: (i) agro waste and urban solid waste as renewable energy source, and (ii) common and special waste (solid, semisolid and liquid) as energy source); **g)** obtainment, storage, trade, distribution, transport and/or use of biogas as renewable energy source; **h)** processing of raw material of fossil fuels (natural gas, raw gasoline) for obtaining basic petrochemical products (syngas, benzene, toluene), intermediate petrochemical products (ammonia, ethanol, methanol, ethylbenzene) and final petrochemical products (fertilizers, resins, polyurethanes, detergents, PET); **i)** research and development of energy technologies; **j)** development, investment and exploitation of all types of entrepreneurship and direct, related and supplementary activities, related to the agro and forestry production, and its direct and indirect derivatives, **k)** acquisition and management of interests in companies and investments in companies formed in Argentina or abroad. In relation to the described activities and within the limits established in this corporate purpose, the Company shall have full legal capacity to (i) acquire rights, undertake obligation and exercise any act not prohibited by law or by the Bylaws, and any other applicable regulation; (ii) fund, form, associate with or participate in legal entities of all type formed or to be formed in Argentina or abroad through any means, including but not limited to capital contributions, purchase of shares, bonds, debentures, corporate bonds and other credit titles or public or private securities; and (iii) render services and/or exercise representation, commissions, consignments, services and/or powers or attorney on its own behalf or in favor of third parties.

## SECTION III: CAPITAL STOCK AND SHARES.

**ARTICLE 5**: The capital stock is fixed at ARS 189,252,782 represented by 189,252,782 common, bookentry shares. Each share has a par value of ARS 1 and is entitled to one vote. The evolution of the capital stock shall be reflected on the Company´s financial statements, as resulting from capital increases recorded in the Business Entity Registry for the City of Buenos Aires (IGJ), in the manner set forth in the legal and regulatory provisions. The capital stock may be increased by resolution at the Ordinary Shareholders´ Meeting, without any limitations or the need to amend the corporate Bylaws.

**ARTICLE 6**: The capital stock shall be represented by common, book-entry shares, with a par value of ONE (1) ARGENTINE PESO each and entitled to ONE (1) VOTE per share.

**ARTICLE 7**: Book-entry shares shall be recorded in accounts opened in the name of the holders thereof in a Registry of Book-entry Shares kept by the Company or a Bank, Securities Depository or any other

authorized entity designated by the Company. Such registry shall be kept in compliance with the legal requirements set forth in Section 213 of the Business Entities Law, as applicable. The shareholder capacity shall be presumed on the basis of certificates in accounts opened in the Registry of Book-entry Shares. In all circumstances, the Company shall be responsible before shareholders for any error or irregularities in the accounts. The Company shall provide the shareholders with documentary evidence of the opening of their accounts as well as any movements entered therein. Furthermore, shareholders shall have the right to obtain, at all times, evidence of account balances, at their expense. Interim certificates and documentary evidence of accounts of book-entry shares to be issued by the Company shall contain the certificates required by the legal provisions in force.

**ARTICLE 8**: Shares are indivisible. Should there be joint ownership of shares, unified representation for the exercise of rights and compliance with obligations shall be required.

**ARTICLE 9**: By resolution at the Shareholders´ Meeting and in compliance with these Bylaws, the provisions of Business Entities Act No. 19550 and the Capital Markets Act No. 26831, the Company may issue stock options on shares or securities convertible into shares. Powers may be delegated to the Board of Directors of the Company to fix the terms and conditions for the issuance of the options and the rights conferred thereunder, as well as the price of the options and the shares to which option holders are entitled. Publicity and legal requirements set forth by the applicable regulations shall be complied with.

**ARTICLE 10**: In case of default upon payment of shares, the Company may take any of the actions authorized by Section 193 of Law No. 19550.

**ARTICLE 11**: The Company has an Employee Equity Plan in place pursuant to the provisions of Law No. 23696 for the benefit of its employees.

**ARTICLE 12**: The Company shall issue to all its employees under a labor relationship, irrespective of their ranks, Profit Sharing Bonds for Personnel under the terms of Section 230 of Law No. 19550 so as to allocate among the beneficiaries the pro rata share of ONE HALF OF ONE PERCENTAGE POINT (0.5 %) of the profits for the fiscal year, after taxes, to which they may be entitled. The share in profits pertaining to the bonds shall be paid to the beneficiaries at the same time dividends should be paid to shareholders. Certificates evidencing Profit Sharing Bonds for Personnel shall be delivered by the Company to the holders thereof; such shall be personal and non-transferable and ownership thereof shall be extinguished upon termination of the labor relationship, regardless of the reasons therefor, without the other bondholders being entitled to any residual preemptive rights. The Company shall issue a numbered paper certificate to each holder, where the number of bonds to which he/she is entitled shall be specified. Such certificate shall represent the necessary document that will allow the bondholder to exercise the rights attached to the bonds. Entries of each payment shall be made in the body of the document. The conditions for the issue of bonds may only be amended at a Special Shareholders´ Meeting called in accordance with the terms set forth in Section 237 and 250 of the Business Entities Law. The share in profits pertaining to bondholders shall be recorded as an expense and shall be due and payable under the same conditions as dividends.

**SECTION IV: SHAREHOLDERS´ MEETINGS.**

**ARTICLE 13**: Ordinary and Extraordinary Shareholders´ Meetings shall be called by the Board of Directors or the members of the Supervisory Committee in those cases set forth in the law or whenever any of them should consider it advisable or at the request of shareholders representing at least FIVE PER CENT (5%) of the capital stock. In the latter case, the request shall state the matters to be discussed and the Board of Directors or the members of the Supervisory Committee shall call the Shareholders´ Meeting for it to be held within a maximum term of FORTY (40) days of receipt of the request. Should the Board of Directors or the members of the Supervisory Committee fail to call the Shareholders´ Meeting, it may be called by the controlling or judicial authority. Notices of Shareholders´ Meetings shall be given in accordance with the legal provisions in force and subsequent publications shall be made in the Official Gazette and in ONE (1) leading newspaper in the Argentine Republic. Shareholders´ Meetings may be held without the need to publish legal notices whenever the shareholders representing the aggregate capital stock are present thereat and resolutions are adopted by unanimous vote of shareholders present with voting rights.

**ARTICLE 14**: Ordinary Shareholders´ Meetings on first call shall be validly held with the attendance of shareholders representing the majority of shares with voting rights. Shareholders´ Meetings on second call shall be deemed duly convened regardless of the number of shares with voting rights present thereat. In both cases, resolutions shall be adopted by the absolute majority of votes present that may be cast in connection with the respective decision.

**ARTICLE 15**: Extraordinary Shareholders´ Meetings on first call are held with the attendance of shareholders representing SIXTY PER CENT (60%) of shares with voting rights. In the case of Extraordinary Shareholders´ Meetings on second call, the attendance of shareholders representing THIRTY PER CENT (30%) of shares with voting rights shall be requested. In both cases, resolutions shall be adopted by the absolute majority of votes present that may be cast in connection with the respective decision. All of the foregoing shall apply, notwithstanding the specific situations considered by Capital Markets Law No. 26831.

**ARTICLE 16**: So as to attend Shareholders´ Meetings, the shareholders shall submit before the Company certificates of deposit of shares so that the relevant entries in the Shareholders' Meeting Attendance Book are made, at least THREE (3) business days before the date scheduled for the Shareholders´ Meeting. Shareholders may be present at the Shareholders´ Meeting by proxy, as set forth in Section 239 of Law No. 19550. Shareholders´ Meetings shall be chaired by the Chairman of the Board of Directors or any person representing him; alternatively, by the person appointed by the respective Shareholders´ Meeting. In the event Shareholders´ Meetings are called by the Judge or the controlling authority, they shall be chaired by the officer to be appointed by them.

**SECTION V: MANAGEMENT AND MANAGEMENT.**

**ARTICLE 17**: Management and administration of the Company shall be in charge of a Board of Directors formed by nine members and the same number (or lower) of deputy members. **b)** The members of the Board of Directors shall be in office for three fiscal years, and they will be renewed in thirds. **c)** In no case, will less than 3 directors be renewed in each case. **d)** Shareholders shall have the right to choose a third of the vacancies to be filled in the Board of Directors through cumulative voting as per Section 263 of the Argentine Business Entities Act (National Law No. 19 550). In the latter case, the voting result shall be counted per candidate, specifying the number of votes corresponding to each of them.

**ARTICLE 18**: Regular Directors and Alternate Directors whose terms in office have expired shall hold office until the date their replacements are appointed.

**ARTICLE 19**: At its first meeting following the Shareholders´ Meeting appointing new Board members, the Board of Directors shall appoint ONE (1) Chairman and ONE (1) Vice Chairman, from among its members.

**ARTICLE 20**: If the number of vacancies on the Board of Directors is such that Board Meetings cannot be validly held, even in the event all alternate Directors have joined the Board of Directors, the Supervisory Committee shall appoint the replacements, who shall hold office until new Regular Directors are appointed. For such purpose an Ordinary Shareholders´ Meeting shall be called within a term of TEN (10) days following the appointments made by the Supervisory Committee.

**ARTICLE 21**: As guarantee for their duties, Regular Directors shall deposit with financial entities or securities depositories the amount of AR$ 10,000 (Ten Thousand Argentine Pesos) or the equivalent thereof in bonds, government securities or foreign currency to the order of the Company or via the delivery of bonds or bank guarantees or surety bonds or civil liability insurance policies in favor of the Company. Directors appointed by the Government shall act as independent directors and shall not be obliged to furnish any guarantees in order to take office.

**ARTICLE 22**: The Chairman or any person representing him according to the provisions of the Bylaws may call Board Meetings whenever he deems it advisable or at the request of any acting director or the Supervisory Committee. Board Meetings shall be called within a term of FIVE (5) days of receipt of the request for a meeting; otherwise, Board Meetings may be called by any director. Board Meetings may be called in writing and notices shall be sent to the domicile reported by the director to the Company, indicating the date, time and place of the Board Meeting, including the items on the Agenda to be discussed thereat; items not included in the notice of the meeting may be discussed provided all Regular Directors are present and resolutions are adopted by unanimous vote.

**ARTICLE 23**: The Board of Directors shall hold meetings with the attendance of the absolute majority of its members and resolutions shall be adopted by the vote of the majority of votes present. The Board of Directors may also hold meetings where Directors may be able to communicate with one another using video conferencing systems. Directors personally present as well as those attending the meeting via remote means shall be calculated for quorum purposes. Minutes of Board Meetings shall be drawn up and signed within a term of five (5) days following the date of the meeting by directors and statutory auditors present thereat. The members of the Supervisory Committee shall expressly record in the minutes the names of the

directors attending via remote means as well as the regularity of the resolutions adopted during the meeting. The minutes shall reflect the statements made by the directors who are personally present and those who attend the meetings by remote means, as well as the votes cast by them regarding each resolution adopted.

**ARTICLE 24**: The Vice Chairman shall replace the Chairman in case of resignation, death, disability, disqualification, removal or temporary or definitive absence. In the event of a situation that is expected to become irreversible during the remaining portion of the term of office, a new Chairman shall be appointed within a term of TEN (10) days after the occurrence of the vacancy.

**ARTICLE 25**: The Vice Chairman´s participation in any administrative, judicial or corporate acts that call for the presence of the Chairman shall imply the absence or impediment of the Chairman and shall be binding upon the Company without the need for any further communication or explanation whatsoever.

**ARTICLE 26**: The Board of Directors has broad powers and authority to conduct, organize and manage the Company subject to no limitations other than those set forth by the applicable laws.

**ARTICLE 27**: The remuneration of the members of the Board of Directors shall be fixed at the Shareholders´ Meeting, in compliance with the provisions of Section 261 of Law No. 19550.

**ARTICLE 28**: The Chairman, the Vice Chairman and the Directors shall be personally and jointly and severally liable for improper performance of their duties. Those who do not participate in the discussion or resolution as well as those who, although being involved in the discussions or resolutions or having become aware thereof, put on record their objections in writing and give notice of such circumstance to the Supervisory Committee, shall be exempt from liability.

**SECTION VI: SUPERVISION.**

**ARTICLE 29**: The supervision of the Company shall be performed by a Supervisory Committee formed by THREE (3) Regular Statutory Auditors who shall hold office for a term of ONE (1) fiscal year. THREE (3) Alternate Statutory Auditors shall also be appointed to replace Regular Supervisory Auditors in those cases set forth in Section 291 of Law No. 19550. Regular and Alternate Supervisory Auditors whose terms in office have expired shall hold office until the date their replacements are appointed.

**ARTICLE 30**: The remunerations of the members of the Supervisory Committee shall be fixed at the Shareholders´ Meeting in compliance with the provisions of Section 261 of Law No. 19550.

**ARTICLE 31**: The Supervisory Committee shall meet at least ONCE (1) every month. Meetings of the Supervisory Committee may also be called at the request of any of its members, within FIVE (5) days of the request addressed to the Chairman of the Supervisory Committee or the Board of Directors, if applicable. Notice of all meetings shall be sent in writing to the domicile reported by each Statutory Auditor at the time of taking office. Discussions and resolutions of the Supervisory Committee shall be recorded in a Minutes Book and shall be signed by the Statutory Auditors present at the meeting. The Supervisory Committee shall hold meetings and adopt resolutions with the attendance and affirmative vote of at least two of its members, without detriment to the rights to which the dissenting Statutory Auditor is entitled under law. The meeting shall be chaired by one of the Statutory Auditors appointed by majority vote at the first meeting held every year. At that time, a replacement shall also be appointed to fill the vacancy in case of absence. The Chairman of the Supervisory Committee represents the Supervisory Committee before the Board of Directors.

**SECTION VII: FINANCIAL STATEMENTS AND ACCOUNTS.**

**ARTICLE 32**: The fiscal year shall end on December 31, annually. As of such date, the Inventory, the Balance Sheet, the Income Statement, the Statement of Changes in Shareholders´ Equity and the Board of Directors´ Annual Report shall be prepared in compliance with the legal rules, the provisions of the Bylaws and the accounting technical regulations in force.

**ARTICLE 33**: Liquid and realized profits shall be allocated as follows: a) FIVE PER CENT (5%) until reaching at least TWENTY PER CENT (20%) of the subscribed capital stock to the Statutory Reserve; b) remuneration of members of the Board of Directors, as per the percentages set forth in Section 261 of Law No. 19550 (restated in 1984), which amounts may not be surpassed and remuneration of the members of the Supervisory Committee; c) payment of dividends pertaining to Profit Sharing Bonds for Personnel; d) such optional reserve funds or contingencies the Shareholders´ Meeting may resolve to set up; e) the remaining balance shall be paid as dividends to shareholders.

**ARTICLE 34**: Dividends shall be paid to shareholders pro rata their respective equity interests, within a term of three (3) months following approval thereof.

**ARTICLE 35**: Dividends in cash approved at the Shareholders´ Meeting that remain unclaimed shall prescribe and revert to the Company after THREE (3) years counted from the date they are made available. In that case, such shall be allocated to a special reserve, and the intended use thereof shall be decided at the Shareholders´ Meeting.

**SECTION VIII: LIQUIDATION OF THE COMPANY.**

**ARTICLE 36**: The liquidation of the Company, regardless of the reason, shall be governed by the provisions set forth in Chapter I, Section XIII, Articles 101-112 of Law No. 19550.

**ARTICLE 37**: The liquidation of the Company shall be the responsibility of the Board of Directors or the liquidators to be appointed at the Shareholders´ Meeting, under the supervision of the Supervisory Committee.

**ARTICLE 38**: Once liabilities have been settled, including liquidation expenses, the remaining balance shall be distributed among the shareholders pro rata their respective equity interests.

**ARTICLE 39**: Until the next Shareholders' Meeting that will consider the financial statements ended December 31, 2022 and the appointment of members of the Board of Directors due to the end of their term in office, the Board of Directors will keep its current formation with 11 (eleven) members and 11 (eleven) deputy members. In the mentioned Shareholders' Meeting, through which the authorities of the Board of Directors will be appointed so as to comply with Section 17 of the Company's Bylaws, the directors will be appointed with differentiated duration so that in future appointments the partial and scale renewals scheme stated by such section can be applied, stating what directors will be appointed for one, two or three fiscal years.